FORM OF AGREEMENT AND PLAN OF REORGANIZATION

THIS FORM OF AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made as of this [ • ] day of [ • ], 2019 by and between RMB Investors Trust, a Delaware statutory trust (the “Trust”), on behalf of the series of the Trust set forth on Exhibit A hereto (each, a “Successor Fund”), IronBridge Funds, Inc., a Maryland corporation (the “Corporation”), on behalf of the series of the Corporation set forth on Exhibit A hereto (each, a “Target Fund” and together with the Successor Funds, each, a “Fund” and together, the “Funds”), and RMB Capital Management, LLC (for purposes of Section 9.1 of the Agreement only), the investment adviser to each Fund (the “Adviser”).  References herein to a “party” or the “parties” to this Agreement mean the Trust and/or the Corporation. The Trust has its principal place of business at 115 South LaSalle, 34th Floor, Chicago, Illinois 60603. The Corporation has its principal place of business at One Parkview Plaza, Suite 700, Oakbrook Terrace, Illinois 60181.

This Agreement is intended to be, and is adopted as, a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder.  Each reorganization (each, a “Reorganization”) will consist of:  (i) the transfer and delivery of all the assets of the Target Fund to the corresponding Successor Fund (as set forth on Exhibit A hereto) in exchange solely for Class I shares of beneficial interest, par value $0.10 per share, of such corresponding Successor Fund (“Successor Fund Shares”) and the assumption by such Successor Fund of all the liabilities of the Target Fund; and (ii) the pro rata distribution of the Successor Fund Shares to the shareholders of the corresponding Target Fund (as set forth on Exhibit A hereto), in complete liquidation and termination of such Target Fund as provided herein, all upon the terms and conditions set forth in this Agreement.

WHEREAS, for convenience, the remainder of this Agreement refers only to a single Reorganization, one Target Fund and one Successor Fund, but the terms and conditions hereof will apply separately to each Reorganization and the Target Fund and the corresponding Successor Fund participating therein.  The consummation of any Reorganization will not be contingent on the consummation of any other Reorganization, and it is the intention of the parties hereto that each Reorganization described herein will be conducted separately and independently of the others.

WHEREAS, the Successor Fund is a separate series of the Trust, the Target Fund is a separate series of the Corporation, and the Trust and the Corporation are each an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Successor Fund has been organized in order to continue the business and operations of the Target Fund;

WHEREAS, the Successor Fund currently has no assets and has carried on no business activities prior to the date first shown above and will have no assets and will have carried on no business activities prior to the consummation of the transactions described herein except as necessary to facilitate the organization of the Successor Fund as a new series of the Trust or to consummate the transactions described herein;

WHEREAS, the Successor Fund is authorized to issue the Successor Fund Shares; and

WHEREAS, the Board of Trustees of the Trust  (the “Successor Fund Board”) and the Board of Directors of the Corporation (the “Target Fund Board”),  including a majority of the board members of each of the Target Fund Board and Successor Fund Board who are not “interested persons” as defined by the 1940 Act, have made the determinations required by Rule 17a-8(a) under the 1940 Act with respect to the Successor Fund and Target Fund, respectively.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

ARTICLE I

TRANSFER OF ASSETS OF THE TARGET FUND IN EXCHANGE FOR SUCCESSOR
FUND SHARES AND THE ASSUMPTION OF THE TARGET FUND LIABILITIES AND
TERMINATION AND LIQUIDATION OF THE TARGET FUND

1.1 THE EXCHANGE.  Subject to the terms and conditions contained herein and on the basis of the representations and warranties contained herein, the Target Fund agrees to assign, transfer and convey all of its assets, as set forth in Section 1.2, to the Successor Fund.  In consideration therefor, the Successor Fund agrees: (i) to deliver to the Target Fund the number of full and fractional Successor Fund Shares, computed in the manner set forth in Section 2.3; and (ii) to assume all the liabilities of the Target Fund, as set forth in Section 1.3.  All Successor Fund Shares delivered to the Target Fund shall be delivered at net asset value without a sales load, commission or other similar fee being imposed.  Such transactions shall take place at the closing provided for in Section 3.1 (the “Closing”).

1.2 ASSETS TO BE TRANSFERRED.  The Target Fund shall assign, transfer and convey all of its assets to the Successor Fund, including, without limitation, all rights, cash, securities, commodities, interests in futures, forwards, swaps and other financial instruments, claims (whether absolute or contingent, known or unknown), receivables (including dividends, interest, principal, subscriptions and other receivables), goodwill and other intangible property, contractual rights and choses in action, all books and records belonging to the Target Fund or to the Corporation associated with the Target Fund, and all other assets and any deferred or prepaid expenses shown as an asset on the books of the Target Fund as of the Closing, and all interests, rights, privileges and powers.

Other than as discussed herein and other than in the Target Fund’s ordinary course of business of being an investment company registered under the 1940 Act, the Target Fund has no plan or intent to sell or otherwise dispose of any of its assets.

1.3 LIABILITIES TO BE ASSUMED.  At the Closing, the Successor Fund will assume all of the Target Fund’s liabilities, debts, obligations, and duties of whatever kind or nature, whether absolute, accrued, contingent, or otherwise, whether or not arising in the ordinary course of business, whether or not determinable at the Closing, and whether or not specifically referred to in this Agreement, except that any expenses of the Reorganization contemplated to be paid by the Target Fund shall, pursuant to Article IX, not be assumed or paid by the Successor Fund. All rights to indemnification and all limitations of liability existing in favor of the Corporation’s current and former directors and officers, acting in their capacities as such, under the organizational documents of the Corporation as in effect as of the date of this Agreement or under any other Agreement of the Corporation or Target Fund shall survive the Reorganization and continue in full force and effect, without any amendment thereto except as agreed upon by the parties.

1.4 LIQUIDATING DISTRIBUTION.  Immediately after the Closing, the Target Fund will distribute in complete liquidation of the Target Fund the Successor Fund Shares received pursuant to Section 1.1 to its shareholders of record, determined as of the time of such distribution (each a “Target Fund Shareholder” and collectively, the “Target Fund Shareholders”), on a pro rata basis.  Such distribution will be accomplished by the transfer of the Successor Fund Shares then credited to the account of the Target Fund on the books of the Successor Fund to open accounts on the share records of the Successor Fund in the names of the Target Fund Shareholders.  All issued and outstanding shares of the Target Fund will simultaneously be cancelled on the books of the Target Fund and retired.  The Successor Fund shall not issue certificates representing Successor Fund Shares in connection with such transfers.

1.5 OWNERSHIP OF SHARES.  Ownership of Successor Fund Shares will be shown on the books of the Successor Fund’s transfer agent.  Successor Fund Shares will be issued to the Target Fund, in an amount computed in the manner set forth in Section 2.3, to be distributed to the Target Fund Shareholders.

1.6 TRANSFER TAXES.  Any transfer taxes payable upon the issuance of Successor Fund Shares due a Target Fund Shareholder pursuant to Section 1.4 that result from such issuance being made to an account in a name other than the registered holder of such Target Fund shares on the books of the Target Fund as of that time shall, as a condition of such issuance and transfer, be paid by the person to whom such Successor Fund Shares are to be issued and transferred.

1.7 LIQUIDATION AND TERMINATION.  The Target Fund shall completely liquidate and be dissolved, terminated and have its affairs wound up in accordance with the Corporation’s governing documents, Maryland state law, and the federal securities laws promptly following the Closing and the making of all distributions pursuant to Section 1.4, but in no event later than 12 months following the Closing Date.

1.8 REPORTING.  Any reporting responsibility of the Target Fund including, without limitation, the responsibility for filing of regulatory reports, tax returns or other documents with the Securities and Exchange Commission (the “Commission”), any state securities commission and any federal, state or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Target Fund.

1.9 BOOKS AND RECORDS.  All books and records of the Target Fund, including all books and records required to be maintained under the 1940 Act, and the rules and regulations thereunder, shall be available to the Successor Fund from and after the Closing Date and shall be turned over to the Successor Fund as soon as practicable following the Closing.

1.10 INITIAL SHARE.  Prior to the Closing, the Successor Fund will issue one Class I share of beneficial interest of the Successor Fund (the “Initial Share”) to the Adviser or one of its affiliates (the “Sole Shareholder”) in exchange for $1.00 for the sole purpose of allowing the Sole Shareholder to approve certain matters to facilitate the organization of the Successor Fund.  Prior to the Closing, the Initial Share will be redeemed and cancelled by the Successor Fund in exchange for $1.00.

1.11 ACCOUNTING AND PERFORMANCE SURVIVOR.  The Target Fund shall be the accounting and performance survivor in the Reorganization, with the result that the Successor Fund, as the corporate survivor in the Reorganization, shall adopt the accounting and performance history of the Target Fund.

ARTICLE II

VALUATION

2.1 VALUATION OF TARGET FUND ASSETS.  The value of the Target Fund’s assets and liabilities shall be computed as of the close of regular trading on the New York Stock Exchange (“NYSE”) on the Closing Date (such time and date being hereinafter called the “Valuation Time”), using the valuation procedures adopted by the Target Fund Board (in effect as of the Closing) or such other valuation procedures as shall be mutually agreed upon by the parties.

2.2 VALUATION OF SUCCESSOR FUND SHARES.  The net asset value per share of Successor Fund Shares shall be the net asset value per share of the Target Fund computed as of the Valuation Time, using the valuation procedures set forth in Section 2.1.

2.3 SHARES TO BE ISSUED.  The number of Successor Fund Shares to be issued (including fractional shares, if any) in consideration for the net assets as described in Article I, shall be determined by dividing the value of the assets (net of liabilities) of the Target Fund determined in accordance with Section 2.1 by the net asset value of a Successor Fund Share determined in accordance with Section 2.2.  Shareholders of record of the Target Fund at the Closing will be credited with full and fractional Class I shares of the Successor Fund.

2.4 EFFECT OF SUSPENSION IN TRADING.  In the event that on the Closing Date, either:  (a) the NYSE or another primary exchange on which the portfolio securities of the Successor Fund or the Target Fund are purchased or sold shall be closed to trading or trading on such exchange shall be restricted; or (b) trading or the reporting of trading on the NYSE or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of the Target Fund is impracticable, the Closing Date shall be postponed until at least the first business day when trading is fully resumed and reporting is restored; provided that if trading is not fully resumed and reporting restored within 10 business days of the Valuation Time, this Agreement may be terminated by either the Target Fund or the Successor Fund upon giving written notice to the other party.

ARTICLE III

CLOSING AND CLOSING DATE

3.1 CLOSING.  The Closing shall occur on June 21, 2019 or such other date as the parties may agree (the “Closing Date”).  Unless otherwise provided, all acts taking place at the Closing shall be deemed to take place as of immediately after the Valuation Time on the Closing Date (the “Effective Time”).  The Closing shall be held as of the close of business at the offices of Vedder Price P.C. in Chicago, Illinois or at such other time and/or place as the parties may agree.

3.2 CUSTODIAN’S CERTIFICATE.  The Target Fund shall cause its custodian to deliver to the Successor Fund at the Closing a certificate of an authorized officer stating that:  (a) the Target Fund’s portfolio securities, cash, and any other assets shall have been delivered in proper form to the Successor Fund’s custodian on behalf of the Successor Fund as of the Closing; and (b) all necessary taxes, including all applicable federal and state stock transfer stamps, if any, shall have been paid, or provision for payment shall have been made, in conjunction with the delivery of portfolio securities by the Target Fund. The Target Fund’s securities and instruments deposited with a securities depository (as defined in Rule 17f-4 under the 1940 Act) or other permitted counterparties or a futures commission merchant (as defined in Rule 17f-6 under the 1940 Act) shall be delivered as of the Closing by book entry in accordance with the customary practices of such depositories and futures commission merchants and the custodian. The cash to be transferred by the Target Fund shall be transferred and delivered by the Target Fund as of the Closing for the account of the Successor Fund.

3.3 TRANSFER AGENT’S CERTIFICATE.  The Target Fund shall cause its transfer agent to deliver to the Successor Fund at the Closing a certificate of an authorized officer stating that such transfer agent’s records contain the names and addresses of all the Target Fund Shareholders, and the number and percentage ownership of outstanding shares owned by each such shareholder as of the Closing.  The Successor Fund shall issue and deliver or cause its transfer agent to issue and deliver to the Target Fund a confirmation evidencing the Class I Successor Fund Shares to be credited at the Closing to the Secretary of the Corporation or provide evidence satisfactory to the Target Fund that such Successor Fund Shares have been credited to the Target Fund’s account on the books of the Successor Fund.

3.4 DELIVERY OF ADDITIONAL ITEMS.  At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, share certificates, receipts and other documents, if any, as such other party or its counsel may reasonably request to effect the transactions contemplated by this Agreement.

3.5 FAILURE TO DELIVER ASSETS. If the Target Fund is unable to make delivery pursuant to paragraph 3.2 hereof to the custodian for the Successor Fund of any of the assets of the Target Fund for the reason that any of such assets have not yet been delivered to it by the Target Fund’s broker, dealer or other counterparty, then, in lieu of such delivery, the Target Fund shall deliver, with respect to said assets, executed copies of an agreement of assignment and due bills executed on behalf of said broker, dealer or other counterparty, together with such other documents as may be required by the Successor Fund or its custodian, including brokers’ confirmation slips.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 REPRESENTATIONS OF THE CORPORATION, ON ITS BEHALF AND ON BEHALF OF THE TARGET FUND.  The Corporation, on its behalf and on behalf of the Target Fund, represents and warrants as follows:

(a) The Corporation is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland with the power to carry out its obligations under this Agreement. The Corporation is duly authorized to transact business in the State of Maryland and is qualified to do business in all jurisdictions in which it is required to be so qualified, except jurisdictions in which the failure to so qualify would not have a material adverse effect on the Target Fund. The Corporation, on behalf of the Target Fund, has all material federal, state and local authorizations necessary to own all its properties and assets and to carry on its business as now being conducted, except authorizations which the failure to so obtain would not have a material adverse effect on the Target Fund.

(b) The Target Fund is a separate series of the Corporation duly established and designated in accordance with the applicable provisions of the Corporation’s Articles of Incorporation and the 1940 Act.

(c) The Corporation is registered with the Commission as an open-end management investment company under the 1940 Act, and its registration with the Commission as an investment company under the 1940 Act, and the registration of the Target Fund’s shares under the Securities Act of 1933, as amended (the “1933 Act”), are in full force and effect, and no action or proceeding to revoke or suspend such registrations, to the knowledge of the Corporation, is pending or threatened. The Corporation is in compliance in all material respects with the 1940 Act and the rules and regulations thereunder with respect to the Target Fund.

(d) The Target Fund is not, and the execution, delivery, and performance of this Agreement (subject to shareholder approval) will not result in, the violation of any provision of the Corporation’s Articles of Incorporation or By-Laws or of any material agreement, indenture, instrument, contract, lease, or other undertaking to which the Target Fund is a party or by which it is bound.

(e) Except as otherwise disclosed in writing to and accepted by the Successor Fund, the Target Fund has no material contracts or other commitments that will be terminated with liability to the Target Fund before the Closing.

(f) No litigation, administrative proceeding, or investigation of or before any court or governmental body is presently pending or to its knowledge threatened against the Target Fund or any of its properties or assets or any person whom the Target Fund may be obligated to indemnify in connection with such litigation, proceeding or investigation, which, if adversely determined, would materially and adversely affect the Target Fund’s financial condition, the conduct of its business, or the ability of the Target Fund to carry out the transactions contemplated by this Agreement.  The Target Fund knows of no facts that might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree, or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions contemplated herein.

(g) The financial statements of the Target Fund as of June 30, 2018, and for the year then ended have been prepared in accordance with generally accepted accounting principles and have been audited by an independent registered public accounting firm, and such statements (copies of which have been furnished to the Successor Fund) fairly reflect the financial condition of the Target Fund as of June 30, 2018, and there are no known liabilities, contingent or otherwise, of the Target Fund as of such date that are not disclosed in such statements.

(h) The financial statements of the Target Fund as of December 31, 2018, and for the period then ended have been prepared in accordance with generally accepted accounting principles, and such statements (copies of which have been furnished to the Successor Fund) fairly reflect the financial condition of the Target Fund as of December 31, 2018, and there are no known liabilities, contingent or otherwise, of the Target Fund as of such date that are not disclosed in such statements.

(i) Since the date of the financial statements referred to in subsection (h) above, there have been no material adverse changes in the Target Fund’s financial condition, assets, liabilities or business (other than changes occurring in the ordinary course of business) and there are no known contingent liabilities or indebtedness of the Target Fund arising after such date, except as has been disclosed in writing to the Successor Fund.  For the purposes of this subsection (i), a decline in the net asset value of the Target Fund shall not constitute a material adverse change.

(j) All federal, state, local and other tax returns and reports of the Target Fund required by law to be filed by it (taking into account permitted extensions for filing) have been timely filed and are complete and correct in all material respects.  All federal, state, local and other taxes of the Target Fund required to be paid (whether or not shown on any such return or report) have been paid, or provision shall have been made for the payment thereof and any such unpaid taxes, as of the date of the financial statements referred to above, are properly reflected thereon.  To the best of the Target Fund’s knowledge, no tax authority is currently auditing or preparing to audit the Target Fund, and no assessment for taxes, interest, additions to tax or penalties has been or will be asserted against the Target Fund.

(k) All issued and outstanding shares of the Target Fund are, and as of the Closing will be, duly and validly issued and outstanding, fully paid and non-assessable by the Target Fund.  All the issued and outstanding shares of the Target Fund will, at the time of the Closing, be held by the persons and in the amounts set forth in the records of the Target Fund’s transfer agent as provided in Section 3.3.  The Target Fund has no outstanding options, warrants or other rights to subscribe for or purchase any shares of the Target Fund, and has no outstanding securities convertible into shares of the Target Fund.

(l) At the Closing, the Target Fund will have good and marketable title to the Target Fund’s assets to be transferred to the Successor Fund pursuant to Section 1.2, and full right, power, and authority to sell, assign, transfer, and deliver such assets free and clear of any liens, encumbrances and restrictions on transfer, except those liens, encumbrances and restrictions for which the Successor Fund has received written notice of prior to the Closing and not objected to, and the Successor Fund will acquire good and marketable title thereto, subject to no other restrictions on the full transfer thereof, including such restrictions as might arise under the 1933 Act.

(m) The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Target Fund including the determinations of the Target Fund Board required by Rule 17a-8(a) of the 1940 Act, and no consent, approval, authorization or order of any court or governmental authority is required to effect the transactions contemplated by this Agreement, except as may be required under the 1933 Act, the 1934 Act (as defined below), the 1940 Act and state securities or “Blue Sky” laws (including the laws of the District of Columbia and of Puerto Rico).  This Agreement constitutes a valid and binding obligation of the Target Fund, enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights and to general equity principles.

(n) The information to be furnished by the Target Fund for use in no-action letters, applications for orders, registration statements, proxy materials and other documents that may be necessary in connection with the transactions contemplated herein shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations.

(o) From the effective date of the Registration Statement (as defined in Section 5.7), through the time of the meeting of the Target Fund shareholders and on the Closing Date, any written information furnished by the Corporation with respect to the Target Fund for use in the Registration Statement, Proxy Materials (as defined in Section 5.7) and any supplement or amendment thereto or to the documents included or incorporated by reference therein, or any other materials provided in connection with the Reorganization, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which such statements were made, not misleading.

(p) For each taxable year of its operations, the Target Fund (i) has elected to qualify, and has qualified or will qualify (in the case of the taxable year that includes the Closing Date for that portion of such taxable year ending with the Closing Date), as a “regulated investment company” under the Code (a “RIC”); (ii) has been eligible to compute and has computed its federal income tax under Section 852 of the Code; and (iii) has been, and will be as of the Closing, treated as a separate corporation for federal income tax purposes pursuant to Section 851(g) of the Code.  The Target Fund will qualify as a RIC as of the Closing and will have satisfied as of the close of its most recent prior quarter of its taxable year, the diversification requirements of Section 851(b)(3) of the Code without regard to the last sentence of Section 851(d)(1) of the Code.  The Target Fund has not taken any action, caused any action to be taken or caused any action to fail to be taken which action or failure could cause the Target Fund to fail to qualify as a RIC under the Code.  The Target Fund has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M of the Code did not apply to it and has not at any time since its inception been liable for, and is not now liable for, any material income or excise tax pursuant to Section 852 or Section 4982 of the Code. The Target Fund is in compliance in all material respects with applicable regulations of the Internal Revenue Service pertaining to the reporting of dividends and other distributions on and redemptions of its shares and to withholding in respect of dividends and other distributions to shareholders and is not liable for any material penalties that could be imposed thereunder.

(q) The Target Fund’s investment operations from inception to the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in the Target Fund’s prospectus, except as has been disclosed in writing to the Successor Fund.

(r) The Corporation has adopted and implemented written policies and procedures in accordance with Rule 38a-1 under the 1940 Act relating to the Target Fund.

(s) The Corporation and the Target Fund have adopted written policies and procedures related to insider trading and a code of ethics that complies with all applicable provisions of Section 17(j) of the 1940 Act and Rule 17j-1 thereunder.

4.2 REPRESENTATIONS OF THE TRUST, ON ITS BEHALF AND ON BEHALF OF THE SUCCESSOR FUND.  The Trust, on its behalf and on behalf of the Successor Fund, represents and warrants as follows:

(a) The Trust is a business trust duly organized, validly existing and in good standing under the laws of the State of Delaware with the power to carry out its obligations under this Agreement. The Trust is duly authorized to transact business in the State of Delaware and is qualified to do business in all jurisdictions in which it is required to be so qualified, except jurisdictions in which the failure to so qualify would not have a material adverse effect on the Trust. The Trust, on behalf of the Successor Fund, has all material federal, state and local authorizations necessary to own all of the properties and assets of the Target Fund, except authorizations which the failure to so obtain would not have a material adverse effect on the Trust.

(b) The Successor Fund is a separate series of the Trust duly established and designated in accordance with the applicable provisions of the Trust’s Agreement and Declaration of Trust, as amended and restated (the “Declaration of Trust”), and the 1940 Act.

(c) The Trust is registered with the Commission as an open-end management investment company under the 1940 Act, and its registration with the Commission as an investment company under the 1940 Act, and the registration of Successor Fund Shares under the 1933 Act, are in full force and effect or will be in full force and effect as of the Closing (or if the Closing does not take place during business hours, the business day immediately following the Closing), and to the knowledge of the Trust, no action or proceeding to revoke or suspend such registrations is pending or threatened. The Trust is in compliance in all material respects with the 1940 Act and the rules and regulations thereunder with respect to the Successor Fund.

(d) The Successor Fund is not, and the execution, delivery and performance of this Agreement will not result, in a violation of the Trust’s Declaration of Trust or Amended and Restated By-Laws or of any material agreement, indenture, instrument, contract, lease, or other undertaking to which the Successor Fund is a party or by which it is bound.

(e) All Class I Successor Fund Shares to be issued in exchange for the net assets of the Target Fund pursuant to this Agreement will be, when so issued, duly and validly issued and outstanding, fully paid and non-assessable.  The Successor Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any Successor Fund Shares, nor is there outstanding any security convertible into any shares of the Successor Fund.

(f) The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Successor Fund, including the determination of the Successor Fund Board required pursuant to Rule 17a-8(a) of the 1940 Act.   This Agreement constitutes a valid and binding obligation of the Successor Fund, enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights and to general equity principles.

(g) The Successor Fund was newly formed for the sole purpose of consummating the Reorganization and continuing the business and operations of the Target Fund.  As of immediately prior to the Closing, the Successor Fund has not held any assets other than the consideration received for the Initial Share or engaged in any activity or business, other than such activity as necessary for the organization of a new series of an investment company prior to its commencement of operations or to consummate the transactions described herein.

(h) From the effective date of the Registration Statement (as defined in Section 5.7), through the time of the meeting of the Target Fund shareholders and on the Closing Date, any written information furnished by the Trust with respect to the Successor Fund for use in the Registration Statement, Proxy Materials and any supplement or amendment thereto or to the documents included or incorporated by reference therein, or any other materials provided in connection with the Reorganization, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which such statements were made, not misleading.

(i) The Successor Fund (i) will elect to be taxed as a RIC, will qualify for the tax treatment afforded RICs under the Code for its taxable year that includes the Closing Date, and intends to continue to qualify for such treatment for its subsequent taxable years, (ii) will be eligible to compute its federal income tax under section 852 of the Code, and will do so for the taxable year that includes the Closing Date, and (iii) will be treated as a separate corporation for federal income tax purposes pursuant to section 851(g) of the Code for the taxable year that includes the Closing Date.  The Successor Fund has not taken any action, caused any action to be taken or caused any action to fail to be taken which action or failure could cause the Successor Fund to fail to qualify as a RIC for its taxable year that includes the Closing Date.  The Successor Fund has no earnings and profits accumulated in any taxable year for federal income tax purposes.

(j) Prior to the Closing, there will be no issued or outstanding shares issued by the Successor Fund, other than the Initial Share.  The Initial Share will be redeemed and canceled prior to the Closing.

(k) No litigation, administrative proceeding, or investigation of or before any court or governmental body is presently pending or to its knowledge threatened against the Successor Fund or any of its properties or assets, which, if adversely determined, would materially and adversely affect the Successor Fund’s financial condition, the conduct of its business, or the ability of the Successor Fund to carry out the transactions contemplated by this Agreement. The Successor Fund knows of no facts that might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree, or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions contemplated herein.

(l) The Trust has adopted and implemented written policies and procedures in accordance with Rule 38a-1 under the 1940 Act relating to the Successor Fund.

(m) The Trust and the Successor Fund have adopted written policies and procedures related to insider trading and a code of ethics that complies with all applicable provisions of Section 17(j) of the 1940 Act and Rule 17j-1 thereunder.

(n) The Successor Fund does not have any unamortized or unpaid organizational fees or expenses for which it does not expect to be reimbursed by its investment adviser or its affiliates.

(o) There is no plan or intention for any Successor Fund to be dissolved following the Reorganization.

ARTICLE V

COVENANTS OF THE FUNDS

5.1 OPERATION IN ORDINARY COURSE.  Subject to Sections 1.2 and 7.3, the Target Fund will operate its business in the ordinary course between the date of this Agreement and the Closing, it being understood that such ordinary course of business will include customary dividends and distributions, any other distribution necessary or desirable to avoid federal income or excise taxes, and shareholder purchases and redemptions.

5.2 APPROVAL OF SHAREHOLDERS.  The Corporation will call a special meeting of the Target Fund shareholders to consider and act upon this Agreement (and the transactions contemplated thereby) and to take all other appropriate action necessary to obtain approval of the transactions contemplated herein.

5.3 INVESTMENT REPRESENTATION.  The Target Fund covenants that the Successor Fund Shares to be issued pursuant to this Agreement are not being acquired for the purpose of making any distribution, other than in connection with the Reorganization and in accordance with the terms of this Agreement.

5.4 ADDITIONAL INFORMATION.  The Target Fund will assist the Successor Fund in obtaining such information as the Successor Fund reasonably requests concerning the beneficial ownership of the Target Fund’s shares.

5.5 FURTHER ACTION.  Subject to the provisions of this Agreement, each Fund will take or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including any actions required to be taken after the Closing.  The Successor Fund agrees to use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act, and any state securities laws as it may deem appropriate in order to continue its operations after the Closing.  The Successor Fund shall not issue any shares, other than the Initial Share, or other securities, or conduct any business or activity prior to the Closing except for such activity as is necessary for its organization and to consummate the transactions contemplated by this Agreement.

5.6 STATEMENT OF EARNINGS AND PROFITS.  As promptly as practicable, but in any case within 60 days after the Closing Date, the Corporation, on behalf of the Target Fund, shall furnish the Successor Fund, in such form as is reasonably satisfactory to the Successor Fund and which shall be certified by the Corporation’s Controller or Treasurer, a statement of the earnings and profits of the Target Fund for federal income tax purposes, as well as any net operating loss carryovers and capital loss carryovers, that will be carried over to the Successor Fund pursuant to Section 381 of the Code.

5.7 PREPARATION OF REGISTRATION STATEMENT AND PROXY MATERIALS.  The Trust, on behalf of the Successor Fund, will prepare and file with the Commission a registration statement on Form N‑14 relating to the Successor Fund Shares to be issued to the Target Fund for distribution to Target Fund Shareholders (the “Registration Statement”).  The Registration Statement shall include a proxy statement of the Target Fund and a prospectus of the Successor Fund relating to the transactions contemplated by this Agreement.  The Registration Statement shall be in compliance with the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the 1940 Act, as applicable.  Each party will provide the other party with the materials and information necessary to prepare the proxy statement and related materials (the “Proxy Materials”), for inclusion therein, in connection with the meeting of the Target Fund’s shareholders to consider the approval of this Agreement and the transactions contemplated herein.

5.8 TAX STATUS OF REORGANIZATION.  The intention of the parties is that the Reorganization will qualify as a reorganization within the meaning of Section 368(a) of the Code.  None of the Target Fund, the Corporation, the Successor Fund or the Trust shall take any action, or cause any action to be taken (including, without limitation, the filing of any tax return), that is inconsistent with such treatment or results in the failure of the transaction to qualify as a reorganization within the meaning of Section 368(a) of the Code.  At or prior to the Closing, the Target Fund, the Corporation, the Successor Fund and the Trust will take such action, or cause such action to be taken, as is reasonably necessary to enable counsel to render the tax opinion contemplated in Section 8.8 herein.

ARTICLE VI

CONDITION PRECEDENT TO OBLIGATIONS OF THE TARGET FUND

The obligations of the Target Fund to consummate the transactions provided for herein shall be subject to the fulfillment or waiver of the following conditions:

6.1 The Successor Fund shall have delivered to the Target Fund on the Closing Date a certificate executed in its name by the Trust’s President or any Senior Vice President, in a form reasonably satisfactory to the Target Fund and dated as of the Closing Date, to the effect that the representations, covenants, and warranties of the Trust, on behalf of the Successor Fund, made in this Agreement are true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and as to such other matters as the Target Fund shall reasonably request.

6.2 The Successor Fund shall have performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by the Successor Fund prior to or at the Closing.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SUCCESSOR FUND

The obligations of the Successor Fund to consummate the transactions provided for herein shall be subject to the fulfillment or waiver of the following conditions:

7.1 The Target Fund shall have delivered to the Successor Fund on the Closing Date a certificate executed in its name by the Corporation’s President, Chief Executive Officer or any Senior Vice President, in a form reasonably satisfactory to the Successor Fund and dated as of the Closing Date, to the effect that the representations, covenants, and warranties of the Corporation, on behalf of the Target Fund, made in this Agreement are true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and as to such other matters as the Successor Fund shall reasonably request.

7.2 The Target Fund shall have delivered to the Successor Fund a statement of the Target Fund’s assets and liabilities, together with a list of the Target Fund’s portfolio securities showing the tax basis of such securities by lot and the holding periods of such securities, as of the Closing, certified by the Treasurer of the Corporation.

7.3 If and to the extent the Target Fund Board deems it advisable for the federal income tax purposes, the Target Fund shall have declared and paid prior to the Valuation Time a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders at least all of the Target Fund’s investment company taxable income for all periods up to and through the Closing Date (computed without regard to any deduction for dividends paid), if any, plus the excess of its interest income excludible from gross income under Section 103(a) of the Code, if any, over its deductions disallowed under Sections 265 and 171(a)(2) of the Code for all periods up to and through the Closing Date and all of its net capital gains realized in all periods up to and through the Closing Date (after reduction for any available capital loss carry forward and excluding any net capital gain on which the Target Fund paid tax under Section 852(b)(3)(A) of the Code).

7.4 The Target Fund shall have performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by the Target Fund prior to or at the Closing.

7.5 The Target Fund shall have delivered to the Successor Fund such records, agreements, certificates, instruments and such other documents as the Successor Fund shall reasonably request.

ARTICLE VIII

FURTHER CONDITIONS PRECEDENT

The obligations of the Target Fund and the Successor Fund to consummate the transactions provided for herein shall also be subject to the fulfillment (or waiver by the affected parties) of the following conditions:

8.1 This Agreement and the transactions contemplated herein, with respect to the Target Fund, shall have been approved by the requisite vote of the holders of the outstanding shares of the Target Fund in accordance with applicable law and the provisions of the Corporation’s Articles of Incorporation and By-Laws.  Notwithstanding anything herein to the contrary, neither the Successor Fund nor the Target Fund may waive the conditions set forth in this Section 8.1.

8.2 As of the Closing, the Commission shall not have issued an unfavorable report under Section 25(b) of the 1940 Act, or instituted any proceeding seeking to enjoin the consummation of the transactions contemplated by this Agreement under Section 25(c) of the 1940 Act.  Furthermore, no action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated herein.

8.3 All required consents of other parties and all other consents, orders, and permits of federal, state and local regulatory authorities (including those of the Commission and of state securities authorities, including any necessary “no-action” positions and exemptive orders from such federal and state authorities) to permit consummation of the transactions contemplated herein shall have been obtained.

8.4 The Registration Statement shall have become effective under the 1933 Act, and no stop orders suspending the effectiveness thereof shall have been issued.  To the best knowledge of the parties to this Agreement, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act.

8.5 For a period beginning at the Closing Date and ending no less than 3 years thereafter, the Corporation will have arranged for the provision of directors and officers errors and omissions insurance that is substantially similar in scope to the current coverage (“Insurance”) covering the current and former directors and officers of the Corporation, with respect to the Target Fund, with respect to “Wrongful Acts” (as defined under the Insurance) committed on or prior to the Closing.

8.6 The Target Fund shall have received on the Closing Date an opinion from Vedder Price P.C. dated as of the Closing Date, substantially to the effect that:

(a) The Trust is a validly existing voluntary association with shares of beneficial interest commonly referred to as a “Delaware statutory trust,” and is existing and in good standing under the laws of the State of Delaware.

(b) The execution and delivery of the Agreement by the Trust, on behalf of the Successor Fund, did not, and the issuance of Successor Fund Shares pursuant to the Agreement will not, violate the Trust’s Declaration of Trust or Amended and Restated By-Laws.

(c) The Trust is registered with the Commission as an open-end management investment company under the 1940 Act, the Registration Statement is effective under the 1933 Act, and no stop order suspending the effectiveness of the Registration Statement is in effect.

(d) To the knowledge of such counsel, and without any independent investigation, no consent, approval, authorization, or order of any court or governmental authority of the United States of America or the State of Delaware is required for the performance by the Successor Fund of its obligations under the Agreement, except (i) for those the absence of which, either individually or in the aggregate, would not have a material adverse effect on the Successor Fund or an adverse effect on the performance by the Successor Fund of its obligations under the Agreement, and (ii) as have been obtained.

(e) Assuming that the Successor Fund Shares will be issued in accordance with the terms of this Agreement, the Successor Fund Shares to be issued and delivered to the Target Fund on behalf of its shareholders as provided by this Agreement are duly authorized and upon such delivery will be validly issued and fully paid and non-assessable.

8.7 The Successor Fund shall have received on the Closing Date an opinion from Greenberg Traurig LLP substantially to the effect that:

(a) The Corporation is a corporation validly existing and in good standing under the laws of the State of Maryland.

(b) The execution and delivery of the Agreement by the Corporation, on behalf of the Target Fund, did not, and the exchange of the Target Fund’s assets for Successor Fund Shares pursuant to the Agreement will not, violate the Corporation’s Articles of Incorporation or By-Laws.

(c) The Corporation is registered with the Commission as an open-end management investment company under the 1940 Act, and such registration is in full force and effect.

(d) To the knowledge of such counsel, and without any independent investigation, no consent, approval, authorization, or order of any court or governmental authority of the United States of America or the State of Maryland is required for the performance by the Target Fund of its obligations under the Agreement, except (i) for those the absence of which, either individually or in the aggregate, would not have a material adverse effect on the Target Fund or an adverse effect on the performance by the Target Fund of its obligations under the Agreement, and (ii) as have been obtained.

8.8 The Funds shall have received on the Closing Date an opinion of Vedder Price P.C. addressed to the Successor Fund and the Target Fund substantially to the effect that for federal income tax purposes:

(a) The transfer of all the Target Fund’s assets to the Successor Fund in exchange solely for Successor Fund Shares and the assumption by the Successor Fund of all the liabilities of the Target Fund, immediately followed by the pro rata distribution to the Target Fund Shareholders of all the Successor Fund Shares received by the Target Fund in complete liquidation of the Target Fund and the termination of the Target Fund promptly thereafter, will constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code, and the Successor Fund and the Target Fund will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to the Reorganization.

(b) No gain or loss will be recognized by the Successor Fund upon the receipt of all the assets of the Target Fund solely in exchange for Successor Fund Shares and the assumption by the Successor Fund of all the liabilities of the Target Fund.

(c) No gain or loss will be recognized by the Target Fund upon the transfer of all the Target Fund’s assets to the Successor Fund solely in exchange for Successor Fund Shares and the assumption by the Successor Fund of all the liabilities of the Target Fund or upon the distribution (whether actual or constructive) of the Successor Fund Shares so received to the Target Fund Shareholders solely in exchange for such shareholders’ shares of the Target Fund in complete liquidation of the Target Fund.

(d) No gain or loss will be recognized by the Target Fund Shareholders upon the exchange of their Target Fund shares solely for Successor Fund Shares in the Reorganization.

(e) The aggregate basis of the Successor Fund Shares received by each Target Fund Shareholder pursuant to the Reorganization will be the same as the aggregate basis of the Target Fund shares exchanged therefor by such shareholder.  The holding period of the Successor Fund Shares received by each Target Fund Shareholder in the Reorganization will include the period during which the Target Fund shares exchanged therefor were held by such shareholder, provided such Target Fund shares are held as capital assets at the time of the Reorganization.

(f) The basis of the Target Fund’s assets transferred to the Successor Fund will be the same as the basis of such assets in the hands of the Target Fund immediately before the effective time of the Reorganization.  The holding period of the assets of the Target Fund received by the Successor Fund will include the period during which such assets were held by the Target Fund.

No opinion will be expressed as to (1) the effect of the Reorganization on the Target Fund, the Successor Fund or any Target Fund Shareholder with respect to any asset (including, without limitation, any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code) as to which any unrealized gain or loss is required to be recognized for federal income tax purposes (a) at the end of a taxable year (or on the termination thereof) or (b) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code, or (2) any other federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.

Such opinion shall be based on certain factual representations, reasonable assumptions and limitations and such other representations as Vedder Price P.C. may request of the Funds, and the Target Fund and the Successor Fund will cooperate to make and certify the accuracy of such representations.  Notwithstanding anything herein to the contrary, neither the Successor Fund nor the Target Fund may waive the conditions set forth in this Section 8.8.

8.9 No order, preliminary or permanent injunction or decree issued by any governmental authority of competent jurisdiction, or pending by any governmental authority of competent jurisdiction that has initiated a proceeding seeking such an order, injunction or decree, preventing the consummation of the Reorganization shall be in effect and no statute, rule or regulation shall have been enacted, entered or promulgated by any governmental authority which prohibits or makes illegal the consummation of the Reorganization. Notwithstanding anything herein to the contrary, neither the Successor Fund nor the Target Fund may waive the conditions set forth in this Section 8.9.

ARTICLE IX

EXPENSES

9.1 The Adviser or an affiliate will pay the expenses incurred in connection with the Reorganization (“Reorganization Expenses”) regardless of whether the Reorganization is ultimately consummated or not.  Reorganization Expenses include, without limitation:  (a) expenses associated with the preparation and filing of the Registration Statement and other Proxy Materials and any subsequent amendments and correspondence related to Commission comment; (b) postage; (c) printing; (d) accounting fees; (e) legal fees incurred by each Fund; (f) solicitation costs of the transaction; (g) other related administrative or operational costs; (h) retaining a proxy tabulator, including any costs associated with obtaining beneficial ownership information, (i) retaining a proxy solicitation firm if and only if the Adviser determines in its reasonable discretion that hiring a firm is necessary, (j) any special billings imposed by the Target Fund’s auditors in connection with the Registration Statement and Proxy Materials, and (k) any other solicitation activities conducted by the Adviser designed to obtain the approval of this Agreement by the Target Fund shareholders. Reorganization Expenses specifically exclude any and all attorneys’ fees incurred by the Target Fund in the preparation of the terms and contents of the Registration Statement and Proxy Materials.

9.2 Each Fund represents and warrants to the other Fund that there is no person or entity entitled to receive any broker’s fees or similar fees or commission payments in connection with the transactions provided for herein.

9.3 Notwithstanding the foregoing, Reorganization Expenses will in any event be paid by the party directly incurring such Reorganization Expenses if and to the extent that the payment by another party of such Reorganization Expenses would result in the disqualification of the Target Fund or the Successor Fund, as the case may be, as a RIC under the Code.

ARTICLE X

ENTIRE AGREEMENT

10.1 The parties agree that no party has made to the other parties any representation, warranty and/or covenant not set forth herein, and that this Agreement constitutes the entire agreement between and among the parties.

10.2 The covenants to be performed after the Closing Date shall continue in effect beyond the consummation of the transactions contemplated hereunder.

ARTICLE XI

TERMINATION

11.1 This Agreement may be terminated by the mutual agreement of the parties and such termination may be effected by the Corporation’s President, Chief Executive Officer or any Senior Vice President and the Trust’s President or any Senior Vice President without further action by the Target Fund Board or the Successor Fund Board, respectively.  In addition, either Fund may, at its option, terminate this Agreement at or before the Closing due to:

(a) a breach by any other party of any representation, warranty, or agreement contained herein to be performed at or before the Closing, if not cured within 30 days of notification to the breaching party and prior to the Closing;

(b) a condition precedent to the obligations of the terminating party that has not been met or waived and it reasonably appears that it will not or cannot be met;

(c) upon the occurrence of an event which has a material adverse effect upon the Reorganization; or

(d) a determination by the Target Fund Board or the Successor Fund Board that the consummation of the transactions contemplated herein is not in the best interests of the Target Fund or Successor Fund, respectively.

11.2 In the event of any such termination, in the absence of willful default, there shall be no liability for damages on the part of the Corporation or the Trust, including, without limitation, consequential damages.

ARTICLE XII

AMENDMENTS

12.1 This Agreement may be amended, modified, or supplemented in such manner as may be mutually agreed upon in writing by the officers of the Corporation and officers of the Trust as specifically authorized by the Target Fund Board and the Successor Fund Board, respectively; provided, however, that following the meeting of the Target Fund shareholders called by the Target Fund pursuant to Section 5.2 of this Agreement, no such amendment, modification or supplement may have the effect of changing the provisions for determining the number of Successor Fund Shares to be issued to the Target Fund Shareholders under this Agreement to the detriment of such shareholders without their further approval.

ARTICLE XIII

HEADINGS; COUNTERPARTS; GOVERNING LAW; ASSIGNMENT;
LIMITATION OF LIABILITY

13.1 The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.2 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

13.3 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions of that state; provided that, in the case of any conflict between those laws and the federal securities laws, the latter will govern.

13.4 This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but, except as provided in this section, no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other parties.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm, or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

13.5 It is understood and agreed that the use of a single agreement is for administrative convenience only and that this Agreement constitutes a separate agreement between the Trust, on behalf of each Successor Fund, and the Corporation, on behalf of the corresponding Target Fund, as if each party had executed a separate document.  No Fund will have any liability for the obligations of any other Fund, and the liabilities of each Fund will be several and not joint.

13.6 It is expressly agreed that the obligations of the Successor Fund hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents, or employees of the Trust personally, but shall bind only the property of such Fund, as provided in the Trust’s Declaration of Trust.  The execution and delivery of this Agreement have been authorized by the Trustees of the Trust, on behalf of the Successor Fund and signed by authorized officers of the Trust acting as such.  Neither the authorization by such Trustees nor the execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Fund as provided in the Trust’s Declaration of Trust.

13.7 The Trust is a Delaware statutory trust organized in series of which the Successor Fund constitutes one such series, and the Trust is executing this Agreement with respect to the Successor Fund only.  Pursuant to the Declaration of Trust of the Trust and Section 3804(a) of the Delaware Statutory Trust Act, there is a limitation on liabilities of each series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Successor Fund are enforceable against the assets of the Successor Fund only, and not against the assets of the Trust generally or the assets of any other series thereof and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof are enforceable against the assets of the Successor Fund.

ARTICLE XIV

NOTICES

14.1 Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be deemed duly given when delivered by hand (including by FedEx or similar express courier), transmitted by facsimile or electronic mail, or three days after being mailed by prepaid registered or certified mail, return receipt requested, in each case addressed to the applicable party as follows:

(a) to the Trust or Successor Fund as set forth below, as may be revised by  notice given to the other party:

115 South LaSalle, 34th Floor, Chicago, Illinois 60603
[•] (Facsimile)
wclark@rmbcap.com (E-mail)
lflentye@rmbcap.com (E-mail);

(b) to the Corporation or Target Fund as set forth below, as may be revised by  notice given to the other party:

115 South LaSalle, 34th Floor, Chicago, Illinois 60603
[•] (Facsimile)
wclark@rmbcap.com (E-mail)
lflentye@rmbcap.com (E-mail)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

RMB INVESTORS TRUST, on behalf of each of its separate series set forth on Exhibit A By: Name: Walter H. Clark Title: President
ACKNOWLEDGED: By: Name:
IRONBRIDGE FUNDS, INC., on behalf of each of its separate series set forth on Exhibit A By: Name: Walter H. Clark Title: President and Chief Executive Officer
ACKNOWLEDGED: By: Name:

The undersigned is a party to this Agreement for the purposes of Section 9.1 only: RMB CAPITAL MANAGEMENT, LLC By: Name: Title:
ACKNOWLEDGED: By: Name:

 [Signature Page to Agreement and Plan of Reorganization – IronBridge/RMB]

EXHIBIT  A

TO AGREEMENT AND PLAN OF REORGANIZATION

The following table sets forth (i) each Target Fund and (ii) the corresponding Successor Fund and its corresponding class of shares:

Target Fund, each a series of the Corporation	Corresponding Successor Fund, each a eries of the Trust, and its corresponding class of shares

IronBridge Small Cap Fund	RMB Small Cap Fund
Class I

IronBridge SMID Cap Fund	RMB SMID Cap Fund
Class I

IronBridge Large Cap Fund	RMB Dividend Growth Fund
Class I

A-1